NEWS RELEASE
TSX: SCY
April 18, 2019
NR 19-07
www.scandiummining.com

SCY RECEIVES NOTICE THAT NYNGAN MINE LEASE HAS BEEN DETERMINED INVALID

Reno, Nevada – April 18, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) has received notice from Counsel for the NSW Department of Planning and Environment (the ‘Department’) that, due to a procedural issue within the Department, the Company’s Mine Lease Grant, (‘ML 1763’), pertaining to the Nyngan Scandium Project in New South Wales, Australia, previously issued by the Department on 4 October 2017, is invalid.

The Department has determined that its internal procedures failed to properly and fully consider an affected landowner’s ‘Agricultural Land’ objection prior to the grant of ML 1763, as specified by applicable Law.

The Department has not changed the formal ‘granted’ status of ML 1763 on its electronic public record system (TAS), but that is now expected to occur.

As the Company’s mine lease application (‘MLA 531’) submitted in 2016 covering the entire area originally requested has not been validly determined by the Department, the mine lease application remains in force and pending.

The Department has not yet completed its review and determination of the validity of the landowner’s objection, as per applicable Law, but has advised the Company that it is continuing with its ongoing formal review.

The Department’s ultimate decision on validity of the landowner objection will then determine the outcome on the pending application (MLA 531). If the landowner’s objection is not upheld by the Department, then the Department will proceed to grant a new Mining Lease to the Company. The Company believes that the viability of the project is not dependent on land related to the current objection and can proceed based exclusively on surface rights owned by the Company. The Company is currently in ongoing discussions with the affected landowner, and is also in process of filing other MLA documents that could potentially address issues central to this matter.

George Putnam, CEO of Scandium International Mining Corp. commented:

“The determination by the Department as to the validity of the agricultural land objection has not been made, and remains at the heart of this matter. The Company (with Counsel) has provided the Department with extensive comments on the objection and will press for an early, accurate and fair decision in this regard. The Company remains committed to building the Nyngan Scandium Project, regardless of the decision by the Department.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Limited.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company, and risks associated with permitting. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.